EXHIBIT 5.1

March 4, 2005

Lancer Corporation

6655 Lancer Blvd.

San Antonio, Texas  78219

                Re:  Lancer Corporation

                 Registration Statement on Form S-8

Gentlemen:

                We have acted as special counsel to Lancer Corporation, a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to 200,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), (i) 136,800 shares of which are issuable upon exercise of options previously granted under the Lancer Corporation Stock Option Plan of 2002 (the “Plans”), (ii) 63,200 shares of which are issuable upon exercise of options and other stock incentive grants that may be granted after the date hereof pursuant to the Plan.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

                We have further assumed that:

(i)                                     all applicable state and foreign securities laws have been or will be, as the case may be, complied with, as of any exercise date with respect to the Plan; and

(ii)                                  the options or other stock incentive grants that have been or will be granted under the Plan have been or will be, as the case may be, issued to qualifying participants under the Plan and exercised in accordance with the terms of the Plan and any other applicable documents.

                Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the shares of Common Stock issuable upon exercise of options or other stock incentive grants previously granted under the Plan or which may be granted under the Plan will, if, as, and when such shares are issued in the manner contemplated by the Plan, be duly authorized and validly issued and fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the Texas Business Corporation Act, the applicable provisions of the Texas Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP